EXHIBIT 4

                             AMENDMENT 1993-1

                         BECKMAN INSTRUMENTS, INC.
                        SAVINGS AND INVESTMENT PLAN



          WHEREAS, Beckman Instruments, Inc. ("Company") maintains the Beckman Instruments, Inc. Savings and Investment Plan ("Plan"); and

          WHEREAS, the Company has the right to amend the Plan; and

          WHEREAS, the Company desires to amend the Plan to allow for the election provided in Treasury Regulation Section 1.414(q)- 1T, Q&A 14(b), concerning the definition of "highly compensated employee," to modify the definition of Plan Compensation to conform to administrative practices and legal changes and to add the legally-required provisions for "direct rollovers",

          NOW, THEREFORE, the following Amendment 1993-1 is hereby adopted, effective January 1, 1993, except as otherwise set forth below.

          1.  Subsection (e) of the definition of "Highly
Compensated Employee" contained in Section 1.2 of the Plan is hereby amended to read as follows:

     "(e) For this purpose, if the Committee so elects, the 'determination year' shall be the Plan Year, and the 'look-back year' shall be the calendar year ending with or within the Plan Year. Accordingly, since the Plan Year is the same as the calendar year, the 'determination year' and the 'look-back year' shall be the same period, as permitted by Regulation Section 1.414(q)-1T, Q&A 14(b). This election shall also apply to all plans, entities and arrangements of the Company which require a determination of highly compensated employees under Internal Revenue Code Section 414(q)."

          2. Effective August 1, 1989, the second sentence of the definition of "Plan Compensation" contained in Section 1.2 is hereby amended to read as follows:

     "Plan Compensation also includes any amounts contributed to a plan qualifying under Sections 401(k) or 125 of the Code as salary reduction contributions."

          3. Effective January 1, 1994, the following is hereby added to the end of the definition of "Plan Compensation" contained in Section 1.2:

     "Effective January 1, 1994, '$200,000' when used above shall be replaced by '$150,000.' The $150,000 limitation shall be indexed in increments of $10,000."

          4.  The following new Section 6.11 is hereby added to the
Plan:

     "6.11    Direct Rollovers.

          (a) This Section 6.11 applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee's election under this
     Section 6.11, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.

          (b) Eligible Rollover Distributions: for purposes of this Section 6.11, an "Eligible Rollover
     Distribution: is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include:

              (1)    any distribution to the extent such
          distribution is required under Section 401(a)(9) of the Code; and

              (2)    the portion of any distribution that is
          not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

          (c) Eligible Retirement Plan: For purposes of this Section 6.11, "Eligible Retirement Plan" is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee's Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

          (d) Distributee:  For purposes of this Section
     6.11, a "Distributee" includes an Employee or former Employee. In addition, the Employee's or former
     Employee's surviving spouse and the Employee's or former Employee' spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the spouse or former spouse.

          (e) Direct Rollover:  For purposes of this Section
     6.11, a "Direct Rollover" is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee."

          IN WITNESS WHEREOF, this Amendment 1993-1 is hereby adopted this 3rd day of November, 1993.

                                       BECKMAN INSTRUMENTS, INC.


                                       By:  RICHARD K. SEARS
                                            Richard K. Sears

                                       Its: Vice President -
                                            Human Resources